Exhibit 99.1

Kimco Realty® Announces Second Quarter 2023 Results

– Leasing Results Propelled by Robust Demand and Strong Absorption Opportunities –
– Further Expands Liquidity with Ongoing Monetization of Albertsons Investment –
– Board Declares Dividends and Expects to Announce Special Dividend to Shareholders by Year End –
– Updates 2023 Outlook –

JERICHO, N.Y.--(BUSINESS WIRE)--July 27, 2023--Kimco Realty® (NYSE: KIM), North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets, today reported results for the second quarter ended June 30, 2023. For the three months ended June 30, 2023 and 2022, Kimco Realty’s net income/(loss) available to the company’s common shareholders per diluted share was $0.16 and ($0.21), respectively.

Second Quarter Highlights

  Produced Funds From Operations* (FFO) of $0.39 per diluted share.
  Increased pro-rata portfolio occupancy 70 basis points year-over-year to 95.8%.
  Grew pro-rata small shop occupancy 30 basis points sequentially to 91.0%, representing an increase of 180 basis points year-over-year.
  Generated pro-rata cash rent spreads of 25.3% for new leases on comparable spaces, including four former Bed Bath & Beyond (Nasdaq: BBBY) leases with a blended rent increase of 31%.
  Produced 2.3% growth in Same-Property Net Operating Income* (NOI) over the same period a year ago.
  Generated $144.9 million in proceeds from the sale of 7.0 million shares of Albertsons Companies, Inc. (NYSE: ACI).
  Published 10th annual Corporate Responsibility Report detailing ESG performance.
*Reconciliations of non-GAAP measures to the most directly comparable GAAP measure are provided in the tables accompanying this press release.

“Our results demonstrate the strength of our operating platform with the strong execution on backfilling vacancies in an accretive manner at meaningful rental spreads that will drive cashflow. It is a true testament to the quality of our portfolio and dedicated leasing team,” stated Kimco CEO Conor Flynn. “Further, with over $500 million of cash on hand from the ongoing monetization of our Albertsons stock, we also have a unique advantage to quickly execute on external growth opportunities as well as further reduce leverage in our continuous effort to maximize results for all of our stakeholders. This includes the returning of capital to shareholders in the form of a one-time special dividend, expected to be announced and paid by year end.”

Financial Results

Net income available to the company’s common shareholders for the second quarter of 2023 was $100.4 million, or $0.16 per diluted share, for the second quarter of 2023, compared to Net (loss) available to the company’s common shareholders of ($125.8) million, or ($0.21) per diluted share, for the second quarter of 2022. Included in the change was a $276.0 million benefit from mark-to-market gains on marketable securities, primarily stemming from a change in the value of ACI common stock held by the company. Partially offsetting this benefit was a $30.9 million increase in provision for income taxes, net, mainly attributable to the capital gains from the monetization of 7.0 million shares of ACI during the second quarter of 2023, and a $27.0 million reduction in Equity in income of joint ventures, net, primarily due to a lower level of gains on sales of properties during the second quarter of 2023, compared to the second quarter of 2022.

FFO was $243.9 million, or $0.39 per diluted share, for the second quarter of 2023, compared to $246.4 million, or $0.40 per diluted share, for the second quarter 2022. The company excludes from FFO all realized or unrealized marketable securities gains and losses as well as any income tax implications, including those related to its investment in ACI. Also excluded from FFO are gains and losses from the sale of operating properties, real estate-related depreciation, and profit participations from other investments.

Operating Results

  Executed 485 leases totaling 2.7 million square feet, generating blended pro-rata rent spreads on comparable spaces of 9.9%, with pro-rata rental rates for new leases up 25.3% and renewals and options growing 7.6%.
  Pro-rata portfolio occupancy ended the quarter at 95.8%, which was flat sequentially and an increase of 70 basis points year-over-year. This includes the impact of vacating 8 BBBY and 11 Tuesday Morning spaces during the second quarter of 2023 which reduced occupancy by approximately 25 basis points.
  Pro-rata small shop occupancy expanded 30 basis points sequentially and 180 basis points year-over-year to 91.0%, which is 10 basis points below the company’s all-time high.
  Pro-rata anchor occupancy ended the quarter at 97.7%, representing an increase of 10 basis points year-over-year.
  Reported a 300-basis-point spread between leased (reported) occupancy versus economic occupancy at the end of the second quarter, representing approximately $50 million in future annual base rent.
  Produced 2.3% growth in Same-Property NOI over the same period a year ago, driven by a 3.1% increase in minimum rent.

Investment Activities

  Sold five wholly-owned parcels during the second quarter for $46.2 million, totaling 87,000 square feet of gross leasable area.

Capital Market Activities

  As previously announced, Kimco sold 7.0 million shares of ACI common stock resulting in net proceeds of $144.9 million. The company recorded a $31.0 million provision for income taxes during the second quarter of 2023.
  Repurchased 38,237 depositary shares of its 5.125% Preferred Series L with a weighted average price of $22.56 for over $862,000. In addition, the company also repurchased 16,050 depositary shares of its 5.250% Preferred Series M with a weighted average price of $22.37 for over $359,000.
  Ended the second quarter with over $2.5 billion of immediate liquidity, including full availability of the company’s $2.0 billion unsecured revolving credit facility and over $500 million of cash and cash equivalents on the balance sheet. In addition, the company held 14.2 million shares of ACI common stock valued at $310.1 million as of June 30, 2023.

Dividend Declarations

  Kimco’s board of directors declared a cash dividend of $0.23 per common share, representing a 4.5% increase over the quarterly dividend in the corresponding period of the prior year. The quarterly cash dividend on common shares is payable on September 21, 2023, to shareholders of record on September 7, 2023.
  The board of directors also declared quarterly dividends with respect to each of the company’s Class L and Class M series of cumulative redeemable preferred shares. These dividends on the preferred shares will be paid on October 16, 2023, to shareholders of record on October 2, 2023.

2023 Full Year Outlook

Based on the actual results of the second quarter, including gains, net of impairments and other charges impacting net income available to the company’s common shareholders and outlook for the remainder of 2023, the company has updated its full-year guidance ranges as follows:

	Current	Previous
Net income available to the company’s common shareholders (per diluted share):	$0.92 to $0.95	$0.92 to $0.96
FFO (per diluted share)*:	$1.55 to $1.57	$1.54 to $1.57

*The tables accompanying this press release provide a reconciliation for the Current forward-looking non-GAAP measure.

Conference Call Information

When:	8:30 AM ET, July 27, 2023
Live Webcast:	2Q23 Kimco Realty Earnings Conference Call or on Kimco Realty’s website investors.kimcorealty.com (replay available through October 27, 2023)
Dial #:	1-888-317-6003 (International: 1-412-317-6061). Passcode: 0454076

About Kimco Realty®

Kimco Realty® (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is North America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers and a growing portfolio of mixed-use assets. The company’s portfolio is primarily concentrated in the first-ring suburbs of the top major metropolitan markets, including those in high-barrier-to-entry coastal markets and rapidly expanding Sun Belt cities, with a tenant mix focused on essential, necessity-based goods and services that drive multiple shopping trips per week. Kimco Realty is also committed to leadership in environmental, social and governance (ESG) issues and is a recognized industry leader in these areas. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center ownership, management, acquisitions, and value enhancing redevelopment activities for more than 60 years. As of June 30, 2023, the company owned interests in 528 U.S. shopping centers and mixed-use assets comprising 90 million square feet of gross leasable space. For further information, please visit www.kimcorealty.com.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond the company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii)the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (vii) the company’s ability to raise capital by selling its assets, (viii) disruptions and increases in operating costs due to inflation and supply chain issues, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to the company’s joint venture and preferred equity investments and other investments, (xii) valuation of marketable securities and other investments, including the shares of Albertsons Companies, Inc. common stock held by the company, (xiii) impairment charges, (xiv) criminal cybersecurity attacks disruption, data loss or other security incidents and breaches, (xv) impact of natural disasters and weather and climate-related events, (xvi) pandemics or other health crises, such as coronavirus disease 2019 (“COVID-19”), (xvii) our ability to attract, retain and motivate key personnel, (xviii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (xix) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xx) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xxi) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity, (xxii) the company’s ability to continue to maintain its status as a REIT for federal income tax purposes and potential risks and uncertainties in connection with its UPREIT structure, and (xxiii) the other risks and uncertainties identified under Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year-ended December 31, 2022 and in the company’s other filings with the Securities and Exchange Commission (“SEC”). Accordingly, there is no assurance that the company’s expectations will be realized. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the company makes or related subjects in the company’s quarterly reports on Form 10-Q and current reports on Form 8-K that the company files with the SEC.

Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2023	December 31, 2022
Assets:
Real estate, net of accumulated depreciation and amortization
of $3,631,686 and $3,417,414, respectively	$15,019,986	$15,039,828
Investments in and advances to real estate joint ventures	1,098,336	1,091,551
Other investments	136,555	107,581
Cash and cash equivalents	536,477	149,829
Marketable securities	314,826	597,732
Accounts and notes receivable, net	294,608	304,226
Operating lease right-of-use assets, net	130,287	133,733
Other assets	396,643	401,642
Total assets	$17,927,718	$17,826,122

Liabilities:
Notes payable, net	$6,775,080	$6,780,969
Mortgages payable, net	359,609	376,917
Accounts payable and accrued expenses	207,545	207,815
Dividends payable	5,308	5,326
Operating lease liabilities	111,129	113,679
Other liabilities	620,706	601,574
Total liabilities	8,079,377	8,086,280
Redeemable noncontrolling interests	92,933	92,933

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares;
Issued and outstanding (in series) 19,367 and 19,435 shares, respectively;
Aggregate liquidation preference $484,179 and $485,868, respectively	19	19
Common stock, $.01 par value, authorized 750,000,000 shares; issued
and outstanding 619,888,890 and 618,483,565 shares, respectively	6,199	6,185
Paid-in capital	9,621,686	9,618,271
Cumulative distributions in excess of net income	(20,748)	(119,548)
Accumulated other comprehensive income	15,942	10,581
Total stockholders' equity	9,623,098	9,515,508
Noncontrolling interests	132,310	131,401
Total equity	9,755,408	9,646,909
Total liabilities and equity	$17,927,718	$17,826,122

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Revenues from rental properties, net	$439,008	$423,273	$877,346	$845,927
Management and other fee income	3,832	3,925	8,386	8,520
Total revenues	442,840	427,198	885,732	854,447
Operating expenses
Rent	(4,145)	(4,070)	(8,158)	(8,151)
Real estate taxes	(57,621)	(56,075)	(115,127)	(110,389)
Operating and maintenance	(75,073)	(69,784)	(150,315)	(139,009)
General and administrative	(32,734)	(27,981)	(67,483)	(57,929)
Impairment charges	-	(14,419)	(11,806)	(14,691)
Depreciation and amortization	(129,245)	(124,611)	(255,546)	(254,905)
Total operating expenses	(298,818)	(296,940)	(608,435)	(585,074)

Gain on sale of properties	13,170	2,944	52,376	7,137
Operating income	157,192	133,202	329,673	276,510

Other income/(expense)
Special dividend income	-	-	194,116	-
Other income, net	7,571	6,642	10,703	12,625
Gain/(loss) on marketable securities, net	14,561	(261,467)	4,417	(139,703)
Interest expense	(60,674)	(56,466)	(121,980)	(113,485)
Early extinguishment of debt charges	-	(57)	-	(7,230)
Income/(loss) before income taxes, net, equity in income of joint ventures,
net, and equity in income from other investments, net	118,650	(178,146)	416,929	28,717

(Provision)/benefit for income taxes, net	(31,027)	(96)	(61,856)	57
Equity in income of joint ventures, net	17,128	44,130	41,332	67,700
Equity in income of other investments, net	4,519	3,385	6,641	8,758

Net income/(loss)	109,270	(130,727)	403,046	105,232
Net (income)/loss attributable to noncontrolling interests	(2,644)	11,226	(6,657)	12,569
Net income/(loss) attributable to the company	106,626	(119,501)	396,389	117,801
Preferred dividends, net	(6,200)	(6,250)	(12,451)	(12,604)
Net income/(loss) available to the company's common shareholders	$100,426	$(125,751)	$383,938	$105,197

Per common share:
Net income/(loss) available to the company's common shareholders: (1)
Basic	$0.16	$(0.21)	$0.62	$0.17
Diluted (2)	$0.16	$(0.21)	$0.62	$0.17
Weighted average shares:
Basic	617,077	615,642	616,785	615,207
Diluted	617,257	615,642	619,749	616,943
(1)

Adjusted for earnings attributable from participating securities of ($647) and ($533) for the three months ended June 30, 2023 and 2022, respectively. Adjusted for earnings attributable from participating securities of ($2,074) and ($1,000) for the six months ended June 30, 2023 and 2022, respectively.

(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an antidilutive effect on net income and therefore have not been included. Distributions on convertible units did not have a dilutive impact for the three months ended June 30, 2023 and 2022. Adjusted for distributions on convertible units of $1,479 and $0 for the six months ended June 30, 2023 and 2022, respectively.

Reconciliation of Net Income/(Loss) Available to the Company's Common Shareholders
to FFO Available to the Company's Common Shareholders (1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income/(loss) available to the company's common shareholders	$100,426	$(125,751)	$383,938	$105,197
Gain on sale of properties	(13,170)	(2,944)	(52,376)	(7,137)
Gain on sale of joint venture properties	(180)	(27,198)	(7,890)	(30,184)
Depreciation and amortization - real estate related	127,725	123,672	253,003	253,133
Depreciation and amortization - real estate joint ventures	15,599	16,616	32,146	33,501
Impairment charges (including real estate joint ventures)	-	17,233	11,803	17,933
Profit participation from other investments, net	(2,792)	(1,988)	(2,761)	(5,651)
Special dividend income	-	-	(194,116)	-
(Gain)/loss on marketable securities, net	(14,561)	261,467	(4,417)	139,703
Provision/(benefit) for income taxes, net (2)	31,259	3	62,132	(8)
Noncontrolling interests (2)	(424)	(14,729)	507	(19,459)
FFO available to the company's common shareholders	$243,882	$246,381	$481,969	$487,028	(4)

Weighted average shares outstanding for FFO calculations:
Basic	617,077	615,642	616,785	615,207
Units	2,563	2,473	2,551	2,509
Dilutive effect of equity awards	122	1,419	490	1,689
Diluted	619,762	619,534	619,826	619,405

FFO per common share - basic	$0.40	$0.40	$0.78	$0.79
FFO per common share - diluted (3)	$0.39	$0.40	$0.78	$0.79
(1)

The company considers FFO to be an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting results. Comparison of the company's presentation of FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in the application of the Nareit definition used by such REITs.

(2)	Related to gains, impairments, depreciation on properties and gains/(losses) on sales of marketable securities, where applicable.
(3)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. FFO available to the company’s common shareholders would be increased by $584 and $483 for the three months ended June 30, 2023 and 2022, respectively. FFO available to the company's common shareholders would be increased by $1,166 and $955 for the six months ended June 30, 2023 and 2022, respectively. The effect of other certain convertible units would have an anti-dilutive effect upon the calculation of FFO available to the company’s common shareholders per share. Accordingly, the impact of such conversion has not been included in the determination of diluted earnings per share calculations.

(4)	Includes Early extinguishment of debt charges of $7.2 million recognized during the six months ended June 30, 2022.

Reconciliation of Net income/(loss) Available to the Company's Common Shareholders to Same Property NOI (1)(2)
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income/(loss) available to the company's common shareholders	$100,426	$(125,751)	$383,938	$105,197
Adjustments:
Management and other fee income	(3,832)	(3,925)	(8,386)	(8,520)
General and administrative	32,734	27,981	67,483	57,929
Impairment charges	-	14,419	11,806	14,691
Depreciation and amortization	129,245	124,611	255,546	254,905
Gain on sale of properties	(13,170)	(2,944)	(52,376)	(7,137)
Special dividend income	-	-	(194,116)	-
Interest expense and other income, net	53,103	49,881	111,277	108,090
(Gain)/loss on marketable securities, net	(14,561)	261,467	(4,417)	139,703
Provision/(benefit) for income taxes, net	31,027	96	61,856	(57)
Equity in income of other investments, net	(4,519)	(3,385)	(6,641)	(8,758)
Net income/(loss) attributable to noncontrolling interests	2,644	(11,226)	6,657	(12,569)
Preferred dividends, net	6,200	6,250	12,451	12,604
Non same property net operating income	(15,549)	(15,513)	(32,379)	(33,119)
Non-operational expense/(income) from joint ventures, net	22,766	(2,858)	38,805	16,826
Same Property NOI	$326,514	$319,103	$651,504	$639,785
(1)

The company considers same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the company's properties. The company’s method of calculating Same property NOI may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(2)	Amounts represent Kimco Realty's pro-rata share.

Reconciliation of the Projected Range of Net Income Available to the Company's Common Shareholders
to Funds From Operations Available to the Company's Common Shareholders
(unaudited, all amounts shown are per diluted share)

	Projected Range
	Full Year 2023
	Low	High
Net income available to the company's common shareholders	$0.92	$0.95

Gain on sale of properties	(0.08)	(0.11)

Gain on sale of joint venture properties	(0.01)	(0.02)

Depreciation & amortization - real estate related	0.82	0.84

Depreciation & amortization - real estate joint ventures	0.10	0.11

Impairment charges (including real estate joint ventures)	0.02	0.02

Special dividend income (1)	(0.31)	(0.31)

Gain on marketable securities, net	(0.01)	(0.01)

Provision for income taxes (2)	0.10	0.10

FFO available to the company's common shareholders	$1.55	$1.57

(1)	Related to the special cash dividend from ACI
(2)	Related to gains, impairments, depreciation on properties and gains/(losses) on sales of marketable securities, where applicable.

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com